UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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SERVIDYNE, INC.

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SERVIDYNE, INC.
1945 The Exchange
Suite 300
Atlanta, GA 30339-2029
August 27, 2008
Dear Fellow Shareholders:
At this year’s annual meeting of shareholders, which will be held on September 16, 2008, at our corporate headquarters in Atlanta, Georgia, you will be asked to approve a proposal to increase the number of authorized shares of common stock of Servidyne from 5 million to 10 million shares. I believe this proposal is important for both Servidyne and its shareholders, and I want to give you some additional background as to why.
We face a severe shortage of available equity.
Currently, approximately 97% of our authorized common shares are either issued or reserved for issuance. As a result, our ability to use shares for strategic, compensatory or other purposes is severely limited.
Your Board has proposed the increase in authorized shares as an essential step to protect the financial soundness of our company and to further the financial interests of all shareholders. As described in greater detail in our proxy statement, the increase in authorized shares will, among other things:
•	give the company the flexibility to use common stock to raise capital or to use as consideration to acquire other businesses;
•	allow the company to declare additional stock splits or stock dividends; and
•	permit the company to continue to provide equity incentive compensation to its employees, including those of newly acquired businesses.
Your Board has recommended a vote in favor of this proposal. In addition, Glass Lewis, an independent proxy advisory service, has completed its analysis of Servidyne’s proposed increase in authorized shares and is recommending that shareholders vote “FOR” this proposal.
Your management’s interests are aligned with shareholders.
My grandfather founded Servidyne in 1925, and the company has been public since 1960. I joined the company in 1984, became a director in 1992, and was appointed CEO in fiscal 2000. My brother and I and our immediate family today own or control over 30% of the company’s outstanding shares. As a large shareholder, my interests are, and have been, strategically aligned with my fellow shareholders, especially as it relates to matters of dilution.
I strongly believe that increasing the number of authorized shares does not have to result in significant shareholder dilution when those shares are managed responsibly. As a company, we have taken a conservative approach to the use of equity and have a long track record of responsible management of the company and its pool of available shares.
Acquisition Strategy
Soon after I became CEO, the Board completed a thorough analysis of our then-existing businesses, and implemented a deliberate plan to reinvent the company to enhance its prospects for the next decade and beyond. Drawing on our experience of constructing, owning and operating commercial real estate, we knew first hand that commercial buildings faced rapidly increasing utility expenses and other facility operating costs, which put increasing pressure on operating results. So we adopted a new long range strategic plan to refocus the business to be a provider of products and services that could enable our customers to gain control of and reduce the operating costs of their facilities. During the next several years, we exited our mature, low-margin legacy businesses and established the current business platform through the acquisition of five small operating companies.
Overall, we were very judicious in utilizing our stock as currency to effect these transactions. We purchased these operating companies, which now comprise our core Building Performance Efficiency Segment (representing 73.8% of our 2008 revenues, excluding revenues from the fifth company which was acquired less than three months ago) almost entirely with available cash and the assumption of certain operating liabilities. Of the approximately 3.73 million Servidyne shares currently outstanding, only approximately 340,000 shares, or 9.1%, were issued in these five acquisitions.
Strong Results
In the eight full fiscal years that the current Board and management team have been in place, the company instituted a stock buy-back program; paid out a total of $4,432,475 in cash dividends; declared two stock dividends; eliminated unsecured long-term debt to strengthen the balance sheet; and achieved the following summarized results:

	4/30/2000	4/30/2008	Dilutive	Accretive

Shares Outstanding (1)	3,391,491	3,716,759	9.6%

Stock Price (1)	$3.27	$5.68		74%

Market Value	$11.1 million	$21.1 million		90%

Book Value	$22.3 million	$22.5 million		<1%

Book Value as % of Total Assets	21.7%	42.9%		98%

Adjusted Book Value (2)	$22.3 million	$26.9 million		20%

Adj. Bk. Val. Per Share (2)	$6.59	$7.24		10%

(1)	All share amounts in this letter have been adjusted to reflect the 10% stock dividend in October 2005 and the 5% stock dividend in July 2008. The closing stock price on August 26, 2008, was $3.85, and the 30 trading day average closing price on that date was $4.64.

(2)	Book Value on 4/30/08 adjusted to include the total cash dividends of $4.4 million paid 4/30/00 - 4/30/08.

Employee Ownership
Eight years ago, no director or company executive, other than Abrams family members, owned company stock. At that time, the Board determined that it was important for our directors, officers and employees to be better aligned financially with the interests of our shareholders. Accordingly, in August 2000 our Board proposed, and our shareholders approved, an equity incentive program.
Today, I am proud to report that virtually all of our employees and every director are Servidyne shareholders. Our Board’s compensation committee has granted targeted equity incentives to directors, officers, and key employees with dilution-sensitive features and restrictions, including long and/or back-end weighted vesting periods and without exception strike prices granted out of the money. As a result of this program, directors and officers now have material equity incentives, with very little dilution as a result (currently a total of approximately 82,000 shares of common stock are outstanding as a result of the plan, including approximately 70,000 shares from grants of restricted stock and approximately 12,000 shares from exercised stock options), representing 2.2% of currently outstanding shares). As of the date of this letter, all outstanding equity incentives granted under the plan are out of the money.
We have faced this issue before.
My father and my uncle, who served the company as President and Chairman & CEO, respectively, from the early 1970s to the mid 1990s, faced capitalization issues similar to our present situation. In 1976, and again in 1984, they requested and received shareholder approval to increase the number of authorized shares by 50% and 233%, respectively. The company utilized these newly-authorized shares to effect a total of ten separate stock dividends and stock splits between 1973 and 1989 to increase liquidity in Servidyne shares traded in the public market.
* * * * *
I am proud of our company’s long record of conservative family ownership and our current Board’s demonstrated track record of growing shareholder value. I am confident we have the discipline to continue our sound financial governance practices in the future, and I would appreciate your support. Please vote the proxy delivered to you with the company’s proxy statement in favor of this proposal.
Respectfully,
Alan R. Abrams
Chairman of the Board,
President & Chief Executive Officer

IMPORTANT INFORMATION
On August 13, 2008, Servidyne, Inc. filed with the Securities and Exchange Commission a definitive proxy statement and accompanying proxy card in connection with its annual meeting of shareholders, and on August 14, 2008, it began mailing these proxy materials to its shareholders. Servidyne shareholders are strongly advised to read Servidyne’s proxy statement as it contains important information. Shareholders may obtain the proxy statement, any amendments or supplements to the proxy statement, and the annual, quarterly and current reports and other information filed by Servidyne with the Securities and Exchange Commission for free at the internet Website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement and any amendments and supplements to the definitive proxy statement will also be available for free at Servidyne’s internet Website at www.servidyne.com or by writing to Servidyne, Inc., 1945 The Exchange, Suite 300, Atlanta, Georgia, 30339-2029, Attn: Corporate Secretary. In addition, copies of Servidyne’s proxy materials may be requested by contacting our proxy solicitor, Morrow & Co., LLC at (203) 658-9400.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
Certain statements contained in this letter are forward-looking statements within the meaning of federal securities laws. Such forward-looking statements involve known and unknown risks, uncertainties and other matters, including the risks and uncertainties set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, which may cause the actual results, performance or achievements of Servidyne, Inc. to be materially different from any past or future results, performance, or uncertainties expressed or implied by such forward-looking statements. Servidyne does not undertake to update these forward-looking statements.
In addition, factors relating to general global, national, regional, and local economic conditions, including international political instability, national defense, homeland security, natural disasters, terrorism, employment levels, wage and salary levels, consumer confidence, availability of credit, taxation policies, the Sarbanes-Oxley Act, SEC reporting requirements, fees paid to vendors in order to remain in compliance with the Sarbanes-Oxley Act and SEC requirements, interest rates, capital spending, energy and other utility costs, and inflation could positively or adversely impact the Company and its customers, suppliers, and sources of capital. Any significant adverse impact from these factors could result in material adverse effects on the Company’s results of operations and financial condition.
The Company is also at risk for many other matters beyond its control, including, but not limited to: the possible impact, if any, on earnings due to the ultimate disposition of legal proceedings in which the Company may be involved; the potential loss of significant customers; the Company’s future ability to sell or refinance its real estate assets; the possibility of not achieving projected backlog revenues or not realizing earnings from such revenues; the cost and availability of insurance; the ability of the Company to attract and retain key personnel; weather conditions; changes in laws and regulations, including changes in accounting standards, generally accepted accounting principles, and regulatory requirements of the SEC and NASDAQ; overall vacancy rates in the markets where the Company leases retail and office space; overall capital spending trends in the economy; the timing and amount of earnings recognition related to the possible sale of real estate properties held for sale; delays in or cancellations of customers’ orders; inflation; the level and volatility of energy and gasoline prices; the level and volatility of interest rates; the failure of a subcontractor to perform; and the deterioration in the financial stability of an anchor tenant, significant customer, or subcontractor.